Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
XO Communications Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-103428 and No. 333-106302) on Form S-8 of XO Communications, Inc. of our report dated March 8, 2004, with respect to the consolidated balance sheet of XO Communications, Inc. as of December 31, 2003 (Reorganized XO) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the periods from January 1, 2003 to December 31, 2003 (Reorganized XO period) and for the portion of January 1, 2003 related to the Predecessor's reorganization gain (Predecessor XO period), and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of XO Communications, Inc. Our report refers to our audit of the adjustments that were applied to adopt Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” to revise the 2001 consolidated financial statements, as more fully described in Note 5(d) to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such adjustments.

As discussed in Notes 1, 2 and 3, to the consolidated financial statements, on January 16, 2003, XO Communications, Inc. emerged from bankruptcy. The consolidated financial statements of Reorganized XO reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting, which was applied effective January 1, 2003. As a result, the consolidated financial statements of Reorganized XO are presented on a different basis than those of Predecessor XO and, therefore, are not comparable in all respects.

/s/ KPMG LLP

Mclean, Virginia
March 11, 2004